UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

AND EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-12

CALMARE THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

CALMARE COMMITTEE TO RESTORE

STOCKHOLDER VALUE

(Consisting of the following individual participants: Stan Yarbro, Ph.D, Richard D. Hornidge, Jr., Ron Hirschi, Robert Davis, Ted Kustin, Dr. William Kay, Ronald K. Tolboe, Steve Roehrich, Robert Conway, and Benjamin Large)

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Corporate Securities Law

M. Richard Cutler, Esq
Admitted in California & Texas

February 16, 2018

Conrad F. Mir

Peter Brennan

Rustin R. Howard

Carl D O’Connell

Calmare Therapeutics Incorporated

1375 Kings Highway, Suite 400

Fairfield, CT 06824

THE CORPORATION TRUST COMPANY

Corporation Trust Center

1209 Orange St

Wilmington, DE 19801

Alan Talesnick, Esq.

Haynes and Boone, LLP

1050 17th Street, Suite 1800

Denver, CO 80265

Gentlemen:

We have reviewed the 8-K filed this morning by Calmare Therapeutics Incorporated.

The information provided in that 8-K is FALSE AND MISLEADING.

Delaware General Corporation Law Section 213(b) very clearly provides that “…If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by this chapter, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in this State, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.” [emphasis supplied].

Although delivered to Delaware on February 12, 2018, we have confirmation that the CORPORATION TRUST COMPANY, Calmare’s agent for service of process, actually physically obtained delivery of shareholder consents on February 13, 2018 when they picked it up from the post office.

As such, February 13, 2018 is established as the record date for the consent solicitation.

As of that date, the Calmare Committee to Restore Stockholder Value presented consents exceeding 50% of the issued and outstanding stock of Calmare. Accordingly, the actions proposed in the consent solicitation have been effectuated and any and all actions by the previous board and management are ultra vires and without legal authority.

We have also been advised and will report to the US Securities and Exchange Commission that members of prior management’s team have been advising shareholders that if they do not return the Gold card seeking revocation, that such inaction itself constitutes revocation. That is false and misleading. Further, management has advised some shareholders that the Committee’s intention is to immediately file bankruptcy for Calmare. Again, that is false and misleading.

We have repeatedly advised entrenched management of this action as well as advised their counsel. We believe that they continue to expend corporate funds in direct contravention of shareholder desires. The new board has consequently determined that it will bring legal action for breach of fiduciary duty, fraud and defalcation against those members who continue to act against shareholder interest.

Best Regards,

/s/ M. Richard Cutler

CC: Dr. Stan Yarbro